Exhibit 10.2

The Williams Companies, Inc.

Executive Severance Pay Plan

Effective November 14, 2012

THE WILLIAMS COMPANIES, INC.

EXECUTIVE SEVERANCE PAY PLAN

(As Amended and Restated Effective as of November 14, 2012)

Article 1

Definitions

The following capitalized words and phrases when used in the text of the Plan shall have the meanings set forth below. Words in the masculine gender shall connote the feminine gender as well.

1.1	“Affiliate” means any Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with the Company.

1.2	“Aggregate Compensation” means Regular Wage Base and any annual cash incentive awards from a Participating Company or Affiliate annual incentive program.

1.3	“Base Salary” means the amount a Participant is entitled to receive as wages or salary on an annualized basis, including any salary deferral contributions made to any defined contribution plan maintained by the Participating Company and any amounts contributed by a Participant to any cafeteria plan, flexible benefits plan or qualified transportation plan maintained by the Participating Company in accordance with Sections 125, 132 and related provisions of the Code, but excluding all special pay, bonus, overtime, incentive compensation, commissions, cost of living pay, housing pay, relocation pay, other taxable fringe benefits and all extraordinary compensation, payable by the Company or any of its Affiliates as consideration for the Participant’s services, as determined on the date immediately preceding termination of employment.

1.4	“Board of Directors” means the board of directors of the Company.

1.5	“Cause” means the occurrence of any one (1) or more of the following, as determined in the good faith and reasonable judgment of the Compensation Committee:

(a) willful failure by an Employee to substantially perform his duties (as they existed immediately prior to a reduction in force, job elimination), other than any such failure resulting from a disability as defined in the Participating Company or Affiliate disability program; or

(b) Employee’s conviction of or plea of nolo contendere to a crime involving fraud, dishonesty or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to the Company or an Affiliate; or

(c) Employee’s willful or reckless material misconduct in the performance of his duties which results in an adverse effect on the Company or an Affiliate; or

(d) Employee’s willful or reckless violation or disregard of the code of business conduct or other published policy of the Company or an Affiliate; or

(e) Employee’s habitual or gross neglect of duties.

1.6	“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

1.7	“Company” means The Williams Companies, Inc., a Delaware corporation and any successor or successors thereto that continue this Plan pursuant to Section 5.1 or otherwise.

1.8	“Compensation Committee” means the Committee of the Board of Directors designated as the Compensation Committee.

1.9	“Comparable Offer of Employment” means an offer of employment for a position with the Company, any of its Affiliates, or any successor of the Company or its Affiliates that provides for Aggregate Compensation equal to or greater than the Eligible Employee’s Aggregate Compensation immediately preceding the Eligible Employee’s termination date. A successor of the Company or any of its Affiliates shall include, but shall not be limited to, any entity (or its Affiliate) involved in or in any way connected with a corporate rearrangement, total or partial merger, acquisition, sale of stock, sale of assets or any other transaction. A Comparable Offer of Employment includes, without limitation, a position that requires the Eligible Employee to transfer to a different work location (without your consent), but only so long as the Eligible Employee’s commuting distance to the new work location is not increased more than fifty (50) miles beyond the commuting distance to his or her current work location (except for travel reasonably required in the performance of your duties).

1.10	“Effective Date” means November 14, 2012, which is the effective date of this amendment and restatement.

1.11	“Eligible Employee” means an Employee who holds a position that has been classified as an executive position by the Company’s executive compensation department with the exception of any executive who was a member of the executive officer team (“EOT”). Such classifications are made by such department by taking into account various factors, including market data, responsibilities of the position and strategies of the Company.

1.12	“Employee” means any regular full-time or part-time employee in the service and on the payroll of a Participating Company as a common law employee with the exception of any employee who is excluded either by this Section 1.12 or Section 2.2. An Employee is considered as part-time if he is regularly scheduled to work at least fifty percent of the number of hours in the normal workweek established by a Participating Company. A regular employee receiving benefits under a Participating Company’s Short-Term Disability Program or Long-Term Disability Program is an Employee for purposes of this Plan. Employee shall not include:

(a) an Employee who is a member of a group of Employees represented by a collective bargaining representative, unless such agreement expressly provides for coverage of bargaining unit employees under the Plan;

(b) an Employee who is not a resident of the United States and not a citizen of the United States;

(c) a nonresident alien;

(d) a weekly-paid employee employed at a retail petroleum convenience store in any capacity other than a store manager;

(e) a seasonal employee, temporary employee, leased employee, term employee, or an employee not employed on a regularly scheduled basis;

(f) a person who has a written employment contract or other contract for services, unless such contract expressly provides that such person is an employee;

(g) a person who is paid through the payroll of a temporary agency or similar organization regardless of any subsequent reclassification as a common law employee;

(h) a person who is designated, compensated or otherwise treated as an independent contractor by a Participating Company or its Affiliates regardless of any subsequent reclassification as a common law employee;

(i) a person who has a written contract with a Participating Company or its Affiliates which states either that such person is not an employee or that such person is not entitled to receive employee benefits from a Participating Company for services under such contract;

(j) an individual who is not contemporaneously classified as an Employee for purposes of the Participating Company’s payroll system. In the event any such individual is reclassified as an Employee for any purpose, including, without limitation, as a common law or statutory employee, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individual will, notwithstanding such reclassification, remain ineligible for participation hereunder and will not be considered an eligible Employee. In addition to and not in derogation of the foregoing, the exclusive means for an individual who is not contemporaneously classified as an Employee of the Participating Company’s payroll system to become eligible to participate in this Plan is through an amendment to this Plan which specifically renders such individual eligible for participation hereunder; or

(k) any individual retained by a Participating Company or its Affiliates directly or through an agency or other party to perform services for an Employer (for either a definite or indefinite duration) in the capacity of a fee-for-service worker or independent contractor or any similar capacity including, without limitation, any such individual employed by temporary help firms, technical help firms, staffing firms, employee leasing firms, professional employer organizations or other staffing firms, whether or not deemed to be a “common law” employee.

1.13	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. References to a particular section of ERISA include references to regulations and rulings thereunder and to successor provisions.

1.14	“Leave of Absence” means an absence, with or without compensation, authorized on a non-discriminatory basis by the Company or any of its Affiliates. For the purposes of this Plan, Leave of Absence includes any leave of absence other than a Family and Medical Leave of Absence or Military Leave of Absence.

1.15	“Participant” means an Employee participating in the Plan as provided in Article 2.

1.16	“Participating Company” means the Company and any Affiliate of the Company, which has adopted this Plan in accordance with Section 5.10.

1.17	“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporate entity or government instrumentality, division, agency, body or department.

1.18	“Plan” means The Williams Companies, Inc. Executive Severance Pay Plan.

1.19	“Plan Year” means the twelve (12) month period from January 1 through December 31.

1.20	“Regular Wage Base” means an Eligible Employee’s total weekly salary or wages, including any salary deferral contributions made to any defined contribution plan maintained by the Participating Company and any amounts contributed by an Eligible Employee to any cafeteria plan, flexible benefit plan or qualified transportation plan maintained by the Participating Company in accordance with Sections 125, 132 and related provisions of the Code, but excluding any bonuses, overtime, incentive compensation, commissions, cost of living pay, housing pay, relocation pay, other taxable fringe benefits and all other extraordinary compensation.

1.21	“Related Party” means an Affiliate or any employee benefit plan (or any related trust) sponsored or maintained by the Company or any of its Affiliates.

1.22	“Sponsor” means The Williams Companies, Inc., a Delaware corporation.

Article 2

Eligibility

2.1	Eligibility. An Eligible Employee, who is not excluded pursuant to Section 2.2, shall be entitled to become a Participant in the Plan when both of the following conditions are met:

(a) The chief executive officer of the Company, or such chief executive officer’s designee, approves the reduction in force or job elimination and the Eligible Employee is notified in writing that employment is being involuntarily terminated due to such reduction in force or job elimination; and

(b) The Eligible Employee will become a Participant on his designated termination date, provided the Eligible Employee remains in employment until his designated termination date.

2.2	Exclusions. Notwithstanding the provisions of Section 2.1, an Eligible Employee will not become a Participant in the Plan if any of the following conditions occur:

(a) An Eligible Employee is discharged for Cause.

(b) An Eligible Employee voluntarily resigns for any reason, including retirement.

(c) An Eligible Employee accepts any benefits under an early retirement incentive plan.

(d) An Eligible Employee fails to make a bona fide effort to secure employment within a Participating Company or any of its Affiliates, or any successor of the Company or its Affiliates.

(e) An Eligible Employee transfers to or receives a Comparable Offer of Employment from a Participating Company or any of its Affiliates.

(f) An Eligible Employee receives a Comparable Offer of Employment after a corporate rearrangement, total or partial merger, acquisition, sale of stock, sale of assets or other transaction.

(g) An Eligible Employee accepts an offer of employment with a Participating Company or any of its Affiliates, whether or not such offer of employment constitutes a Comparable Offer of Employment.

(h) An Eligible Employee accepts an offer of employment with any purchaser company or resultant entity, or an affiliate of such a company or entity, after a corporate rearrangement, total or partial merger, acquisition, sale of stock, sale of assets or other transaction, whether or not such offer of employment constitutes a Comparable Offer of Employment.

(i) An Eligible Employee dies prior to his termination of employment.

(j) Except as provided in subsection (k), an Eligible Employee on a Leave of Absence at the time he is notified that his employment is being terminated due to a reduction in force.

(k) An Eligible Employee receiving benefits under the Short-Term Disability Program. This exclusion may not apply if the Employee would have returned to work within the initial six-month period of short-term disability had his termination of employment not occurred and the chief executive officer of the Company, or such chief executive officer’s designee, approves eligibility for severance upon release to return to work in his sole discretion.

(l) An Eligible Employee receiving benefits under the Long-Term Disability Program.

(m) An Eligible Employee has a written employment contract which contains severance provisions.

(n) An Eligible Employee received or is eligible to receive more favorable severance pay benefits under any other severance pay plan, agreement or arrangement of a Participating Company, any of its Affiliates, or any successor of a Participating Company.

Article 3

Benefits

3.1	Severance Pay. Except as provided in Section 3.5, subject to the Participant signing a release of claims prepared by the Company within fifty (50) days of termination date, a Participant will be eligible to receive a discretionary severance payment of twelve (12) months of Base Salary. In addition, a discretionary amount based upon the Participant’s target annual bonus may be included. Notwithstanding the foregoing, the severance payment for a Participant is absolutely discretionary and there may be no payment whatsoever. If the Company notifies an Eligible Employee of termination due to the elimination of his position pursuant to Section 2.1, the termination letter shall specify the amount of severance pay, if any. Unless the termination letter specifies an amount of severance pay, no severance payment shall be made.

3.2	Form of Payment. Severance benefits payable to a Participant under Section 3.1 shall be paid in a lump sum no later than sixty (60) days from the date of the Participant’s termination of employment. If a payment could be made in either of two calendar years, it shall be made in the later year.

3.3

Other Benefit Plans. Participants, regardless of whether they sign the release of claims required to receive severance payments, who are otherwise entitled to receive severance pay and who are eligible to continue participation in certain welfare benefit plans may choose to continue their participation in accordance with this Section 3.3. Continued participation in such welfare benefit plans is subject to the terms and conditions of the applicable plan documents or insurance contracts in effect on the date of the Participant’s termination from employment. Generally, the Participant has the option to elect the currently maintained Participating Company group medical and dental plan that he is currently enrolled for up to eighteen (18) months under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) continuation coverage. If the Participant timely and properly elects COBRA coverage, the premiums for COBRA coverage will be limited to the active employee rate for the initial twelve (12) months of coverage. At the end of this twelve (12)-month period, the Participant will be required to pay the full cost for medical and/or dental benefits under COBRA for the remainder of the eighteen (18)-month period. Participation in the Participating Company group medical and dental plan will generally cease on the date the Participant or his dependents become covered under any other medical plan or dental plan.

3.4	Paid-Time Off (“PTO”) Program. A Participant, regardless of whether he signs the release of claims required to receive severance payments, shall be paid a single lump sum payment for applicable PTO hours earned but not taken prior to the Participant’s employment termination. PTO time will not be considered for purposes of continued coverage under any of the other various employee benefit plans maintained by the Participating Company.

3.5	Rehired Participants after Receipt of Severance Pay. This Section 3.5 applies to Participants rehired by a Participating Company or any Affiliate after receipt of severance pay under Section 3.1.

(a) Severance Pay. The Participant will be entitled to keep a portion of his severance pay equal to the number of weeks and/or fraction of weeks between his termination date and the date of rehire. Any remainder must be returned to the Participating Company that paid the severance pay upon rehire or it will be deducted from his wages paid after rehire.

If a Participant is rehired within twelve (12) months of his termination date and again becomes eligible for severance pay due to a subsequent event within twelve (12) months of rehire, subject to the Participant signing a release of claims prepared by the Company within fifty (50) days of such subsequent termination date, the Participant will be eligible to receive the greater of:

(i) the sum of any remaining severance not yet received from the initial termination date in accordance with Section 3.1, plus two (2) weeks of severance pay; or

(ii) two (2) weeks of severance pay.

Severance pay under this Section 3.5 will be paid in accordance with Section 3.2.

(b) PTO. If a Participant is rehired within the same calendar year in which his employment was terminated and he received payment for PTO earned but not taken, he may either retain the payment and forfeit PTO time for which he was eligible prior to his employment termination, or he may return to the Company the amount he received and reinstate PTO time for which he was eligible prior to termination.

3.6	No Vesting. Eligible Employees have no vested right to any benefits set forth in the Plan until such time as an Eligible Employee becomes entitled to receive benefits under Article 2; however, the Participant must timely execute a release in accordance with Section 3.1 to receive any benefits under this Plan.

3.7	Integration with Plant Closing Law(s). To the extent that a federal, state or local law, including, but not limited to the Worker Adjustment and Retraining Act, requires a Participating Company, as an employer, to provide notice and/or make a payment to an Employee because of that Employee’s involuntary termination, or pursuant to a plant closing law, the benefit payable under this Plan, shall be reduced by any Regular Wage Base paid during such notice period and/or by such other required payment. Nothing in this Section 3.7, or any other section of this Plan, shall be used to reduce benefits under this Plan because of payments under state unemployment insurance laws.

3.8	Outplacement Services. Any Participant who receives severance pay is eligible for executive outplacement services through a reputable, third party outplacement provider approved by the Company. The Participating Company who employed the Participant will pay the fees for such outplacement services incurred by the Participant within nine (9) months after the Participant’s termination, but in all events no payments for such outplacement services will be made after fifteen (15) months following the Participant’s termination.

Article 4

Administration of the Plan

4.1	Administration by the Compensation Committee. The Plan shall be administered by the Compensation Committee.

4.2	Operation of the Compensation Committee.

(a) The Compensation Committee shall act by a majority of its members constituting a quorum and such action may be taken either by a vote in a meeting or in writing without a meeting. A quorum shall consist of a majority of the members of the Compensation Committee. No Compensation Committee member shall act upon any question pertaining solely to himself, and with respect to any such question only the other Compensation Committee members shall act.

(b) The Compensation Committee may allocate responsibility for the performance of any of its duties or powers to one or more Compensation Committee members or employees of the Participating Company.

(c) The Compensation Committee or its designee shall keep such books of account, records and other data as may be necessary for the proper administration of the Plan.

4.3	Powers and Duties of the Compensation Committee. The Compensation Committee shall be generally responsible for the operation and administration of the Plan. To the extent that powers are not delegated to others pursuant to provisions of this Plan, the Compensation Committee shall have such powers as may be necessary to carry out the provisions of the Plan and to perform its duties hereunder, including, without limiting the generality of the foregoing, the power:

(a) To appoint, retain and terminate such persons as it deems necessary or advisable to assist in the administration of the Plan or to render advice with respect to the responsibilities of the Compensation Committee under the Plan, including accountants, administrators and attorneys.

(b) To make use of the services of the employees of any Participating Company in administrative matters.

(c) To obtain and act on the basis of all tables, certificates, opinions, and reports furnished by the persons described in paragraph (a) or (b) above.

(d) To review the manner in which benefit claims and other aspects of the Plan administration have been handled by the employees of the Participating Companies.

(e) To determine all benefits and resolve all questions pertaining to the administration and interpretation of the Plan provisions, either by rules of general applicability or by particular decisions. To the maximum extent permitted by law, all interpretations of the Plan and other decisions of the Compensation Committee (or its delegates) shall be conclusive and binding on all parties.

(f) To adopt such forms, rules and regulations as it shall deem necessary or appropriate for the administration of the Plan and the conduct of its affairs, provided that any such forms, rules and regulations shall not be inconsistent with the provisions of the Plan.

(g) To remedy any inequity resulting from incorrect information received or communicated or from administrative error.

(h) To commence or defend any litigation arising from the operation of the Plan in any legal or administrative proceeding.

4.4	Required Information. Any Eligible Employee and any Participant eligible to receive benefits under the Plan shall furnish to the Compensation Committee any information or proof requested by the Compensation Committee and reasonably required for the proper administration of the Plan. Failure on the part of an Eligible Employee or any Participant to comply with any such request within a reasonable period of time shall be sufficient grounds for delay in the payment of benefits under the Plan until such information or proof is received by the Compensation Committee.

4.5	Compensation and Expenses. All expenses incident to the operation and administration of the Plan reasonably incurred, including, without limitation by way of specification, the fees and expenses of attorneys and advisors, and for such other professional, technical and clerical assistance as may be required, shall be paid by the Participating Companies. Members of the Compensation Committee shall not be entitled to any compensation by virtue of their services as such nor be required to give any bond or other security; provided, however, that they shall be entitled to reimbursement by the Participating Companies for all reasonable expenses which they may incur in the performance of their duties hereunder and in taking such action as they deem advisable hereunder within the limits of the authority given them by the Plan and by law.

4.6	Claims Procedure. The Compensation Committee as constituted and serving from time to time shall adopt, and may change from time to time, claims procedures, provided that such claims procedures and changes thereof shall conform with Section 503 of ERISA and the regulations promulgated thereunder. Such claims procedures, as in effect from time to time shall be deemed to be incorporated herein and made a part hereof.

Article 5

General Provisions

5.1	Successor to Company. This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company and any successor or assignee to the business or assets that by reason hereof becomes bound by this Plan.

5.2	Duration. The Plan shall continue indefinitely unless terminated as provided in Section 5.3 hereof.

5.3	Amendment and Termination. The Compensation Committee, in its settlor capacity, reserves the right at any time to terminate the Plan. The Compensation Committee reserves the right at any time and from time to time, and retroactively if deemed necessary or appropriate, to modify or amend in whole or in part any or all of the provisions of the Plan.

Any amendment or modification to the Plan shall be effective at such date as the Compensation Committee may determine with respect to any amendment adopted by the Compensation Committee.

Decisions regarding the design of the Plan (including any decision to amend or terminate, or to not amend or terminate the Plan) will be made in a settlor capacity and will not be governed by the fiduciary responsibility provisions of ERISA.

5.4	Management Rights. Participation in the Plan shall not lessen or otherwise affect the responsibility of an Employee to perform fully his duties in a satisfactory and workmanlike manner. This Plan shall not be deemed to constitute a contract between a Participating Company and any Employee or other person whether or not in the employ of the Participating Company, nor shall anything herein contained be deemed to give any Employee or other person whether or not in the employ of a Participating Company any right to be retained in the employ of any Participating Company, or to interfere with the right of any Participating Company to discharge any Employee at any time and to treat him without any regard to the effect which such treatment might have upon him as an Employee covered by the Plan.

5.5	Funding. The Plan shall constitute an unfunded and unsecured obligation of the Participating Companies payable from the general funds of such Participating Companies.

5.6	Withholding of Taxes. Each Participating Company may withhold from any amounts payable under the Plan all federal, state, city and/or other taxes as shall be legally required.

5.7	Participant’s Responsibility. Each Participant (or personal representative of a deceased Participant’s estate) shall be responsible for providing the Compensation Committee with his current address. Any notices required or permitted to be given hereunder shall be deemed given if directed to such address and mailed by regular United States mail. The Compensation Committee shall not have any obligation or duty to locate a Participant.

5.8	Indemnification. Each Participating Company shall indemnify and hold harmless each member of the Board of Directors and each officer and employee of a Participating Company to whom are delegated duties, responsibilities, and authority with respect to this Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him (including, but not limited to reasonable attorney fees) which arise as a result of his actions or failure to act in connection with the operation and administration of this Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by a Participating Company. Notwithstanding the foregoing, a Participating Company shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Participating Company consents in writing to such settlement or compromise.

5.9	Governing Law. The Plan shall be governed by and construed in accordance with applicable Federal laws, including ERISA, governing employee benefit plans and in accordance with the laws of the State of Oklahoma where such laws are not in conflict with the aforementioned federal laws.

5.10	Right of Recovery. If any Participating Company makes payment(s) in excess of the amount required under the Plan, the Compensation Committee shall have the right to recover the excess payment(s) from any person who received the excess payment(s). Such recovery shall be returned by the Compensation Committee to such Participating Company.

5.11	Adoption by Participating Company. Any Affiliate may adopt or withdraw from this Plan. The adoption resolution may contain such specific changes and variations in this Plan’s terms and provisions applicable to the employees of the adopting Participating Company as may be acceptable to the Compensation Committee.

5.12	Code Section 409A. It is intended that this Plan meet the requirements of the short-term deferral exception from Section 409A of the Code and it is recognized that it may be necessary to modify this Plan to reflect guidance under Section 409A of the Code issued by the Internal Revenue Service. The Compensation Committee shall have discretion in determining: (i) whether any modification of the Plan is desirable or appropriate, and (ii) the terms of any such modification.

Notwithstanding any provision to the contrary in this Plan, no payment or distribution under this Plan which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a Participant’s termination of employment with the Company will be made prior to the earlier of: (i) the expiration of the six (6)-month period measured from the date of his “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A); or (ii) the date of his death, if he is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 5.12 shall be paid or reimbursed to such key employee in a lump sum and any remaining payments due under this Plan will be paid in accordance with the normal payment dates specified for them herein.

IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be executed effective as herein provided.

THE WILLIAMS COMPANIES, INC.

By:	/s/ Stephanie C. Cipolla
Title:	Vice President Human Resources